EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Board of Directors
Sparta Commercial Services, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-159166) of our reports, which include an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated August 13, 2009, August 13, 2010, August 15, 2011 and August 14, 2012 included in Sparta Commercial Services, Inc.’s Annual Reports on Form 10K for the years ended April 30, 2009, April 30, 2010, April 30, 2011 and April 30, 2012, respectively, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

/s/RBSM LLP

New York, NY
October 30, 2012